ASSIGNMENT AND ASSUMPTION

OF INVESTMENT SUB-ADVISORY AGREEMENT

This Assignment and Assumption of Investment Sub-Advisory Agreement is made as of December 31, 2014, by and between Wellington Management Company, LLP, a Massachusetts limited liability partnership (“Wellington”) and Wellington Management Company LLP, a Delaware limited liability partnership (“Wellington Management”).

WHEREAS, Wellington is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which currently provides investment advisory and sub-advisory services to investment companies registered under the Investment Company Act of 1940, as amended;

WHEREAS, Mason Street Advisors, LLC (the “Investment Manager”) serves as the investment adviser to the Small Cap Growth Stock Portfolio (the “Portfolio”), a series of Northwestern Mutual Series Fund, Inc., pursuant to an Amended and Restated Advisory Agreement dated April 30, 2012.

WHEREAS, Wellington has provided sub-advisory services to the Portfolio pursuant to that certain Investment Sub-Advisory Agreement dated as of May 9, 2013 between Wellington and the Investment Manager (the “Agreement”);

WHEREAS, effective on or about January 1, 2015, Wellington will restructure the investment advisory and sub-advisory services it provides to certain U.S. registered investment companies, or series thereof, including the Portfolio, by becoming a holding company called Wellington Management Group LLP (“WM Group”) with the investment business in which Wellington currently engages being provided through a newly formed wholly-owned subsidiary, Wellington Management (the “Restructuring”); and

WHEREAS, the Restructuring does not result in a change of control or management, and thus does not constitute an “assignment”, of the Agreement under the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1. Effective with the Restructuring, the Agreement in effect between Wellington and the Investment Manager is hereby assumed in its entirety by Wellington Management, except that all references to Wellington shall be replaced with references to Wellington Management.

2. Wellington Management agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of Wellington thereunder.

3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption of Investment Sub-Advisory Agreement as of the date first set forth above.

WELLINGTON MANAGEMENT COMPANY, LLP, a Massachusetts limited liability partnership		WELLINGTON MANAGEMENT COMPANY LLP, a Delaware limited liability partnership
By: Name: Title:	/s/ Michael J. Boudens Michael J. Boudens Senior Vice President	By: Name: Title:	/s/ Michael J. Boudens Michael J. Boudens Senior Vice President
ACKNOWLEDGED: NORTHWESTERN MUTUAL SERIES FUND, INC.
By: Name: Title:	/s/ Kate M. Fleming Kate M. Fleming President